Exhibit 99.1

NEWS RELEASE

CONTACT:	James M. Gasior, President & CEO
(330) 282-4111

Cortland Bancorp Declares Quarterly Cash Dividend of $.14 per share

Board additionally authorizes a supplemental dividend of $.05 per share

CORTLAND, Ohio – January 21, 2021 -- Cortland Bancorp (NASDAQ: CLDB), the holding company for Cortland Savings and Banking Company, today announced that its Board of Directors approved a quarterly cash dividend of $0.14 per share. The dividend will be payable on March 1, 2021, to shareholders of record as of the close of business on February 10, 2021.

“In response to our continued solid earnings performance, we are pleased to continue the quarterly cash dividend,” said James Gasior, President and Chief Executive Officer. “Cash dividends, along with our share price appreciation, provide an attractive return to our shareholders.” At the recent stock price of $18.50 per share, the current dividend equates to a yield of 3% on an annualized basis.

In addition, the Board declared a special $0.05 cash dividend, payable March 1. The special dividend rewards the Company’s shareholders for the consistently profitable performance by the Company and is afforded by the Company’s strong capital position.

About Cortland Bancorp

Cortland Bancorp is a financial holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary, The Cortland Savings and Banking Company conducts business through fourteen full-service community banking offices located in the counties of Trumbull, Mahoning, Portage, Summit, Ashtabula, and Cuyahoga in the Northeast Ohio area and a financial service center in Fairlawn, Ohio. For additional information about Cortland Bank visit http://www.cortlandbank.com.